Exhibit 10.17.1

Form of

First Amendment to the
Phantom Stock Appreciation Rights Plan
for
First Capital Holding Corporation

The Phantom Stock Appreciation Rights Plan for First Capital Holding Corporation is hereby amended to bring the plan into compliance with 26 USCS § 409A. The language below is immediately effective for each listed section and supersedes all previous versions of these sections.

Amended Sections

Section 1.11 of the Phantom Stock Appreciation Rights Plan for First Capital Holding Corporation shall be amended as follows:

1.11

“Change in Control”

Change in Control Events shall include a change in the ownership of the corporation, a change in effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation.

For this section “persons acting as a group” is defined as follows; Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

A.

Change in Ownership of the Corporation

Change in the ownership occurs on the date that any one person, or more than one person acting as a group (as defined above), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation or to cause a change in the effective control of the corporation.

B.

Change in the Effective Control of the Corporation

Change in the effective control of the corporation. A change in the effective control of a corporation occurs on the date that either –

(1) Any one person, or more than one person acting as a group (as defined above), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.

C.

Change in the Ownership of a Substantial Portion of the Corporation’s Assets

Change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as defined above), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person .or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control Event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to —

(1) A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(4) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this subsection, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority- owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

Section 1.23 of the Phantom Stock Appreciation Rights Plan for First Capital Holding Corporation shall be amended as follows:

1.23

“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in equal monthly installments commencing within thirty (30) days of the specified plan payout schedule, or following the occurrence of disability, change in control, or death; and payments shall continue for the payout period specified in the participant’s Agreement. In the event of separation from service, payments will be made no sooner than six (6) months from the date of separation from service. If an election is made by the Participant to receive benefit payments in a lump sum, the Payout Period shall be one (1) month.

Section 4.3 of the Phantom Stock Appreciation Rights Plan for First Capital Holding Corporation shall be amended as follows:

4.3

Voluntary or Involuntary Termination Other Than for Cause. If the Participant’s employment with the Bank is voluntarily or involuntarily terminated prior to the end of his or her Measurement Period, for any reason excluding termination for Cause or the Participant’s death, the Participant shall be entitled to his or her vested Accrued Benefit rather than the Supplemental Benefit. Such benefit will be paid out over the Payout Period or, at the Board’s sole discretion in a lump sum, no sooner than six (6) months from the date of separation from service. In the event of disability or a change in control, such benefit will be paid out over the Payout Period beginning immediately or, in the Board’s sole discretion, in a lump sum within thirty (30) days of termination of service.

For these purposes, during the first five Plan Years of the Plan the Participant shall vest in his Accrued Benefit as follows: one-third (1/3) after thirty-six (36) months; one-third (1/3) after forty-eight (48) months; and one-third (1/3) after sixty (60)months, such that the Participant is fully vested in his Accrued Benefit after five (5) Plan Years as a participant in this Plan.

Notwithstanding the above regarding a Participant’s vesting in the Accrued Benefit, in the event that a Participant is terminated following a Change in Control, the Participant shall be considered 100% vested in his Accrued Benefit. In the event that the Plan is terminated following a Change in Control but the Participant’s employment is not terminated following such Change in Control, the participant shall be considered 100% vested in his Accrued Benefit Account.

In the event that a Participant is not terminated following a Change in Control and the successor in interest is willing to continue the Plan using hypothetical shares of Phantom Stock corresponding in value at any particular time to that proportionate interest in the Fair Market Value of the stock of the resulting entity, the Participant shall continue their participation in the Plan and be 100% vested in their Accrued Benefit at the time of the Change in Control.

Section 4.7 of the Phantom Stock Appreciation Rights Plan for First Capital Holding Corporation shall be amended as follows:

4.7

Changing the Elected Benefit Age.  Any change in the elected benefit age must be made in compliance with 26 USCS § 409A. Moving the benefit age forward can only be accomplished within the allowed exceptions to the acceleration of benefits requirements of § 409A. The benefit age can be moved back if; the new election benefit date is at least five (5) years from the date payment would otherwise have been made, the new elected benefit date does not take effect until at least twelve (12) months after the date the election is made, and the change in the election benefit date is not made less than twelve (12) months prior to the date of the first scheduled payment.

Date	Plan Participant Signature and Date

Plan Participant Printed Name

Date	Bank Officer Signature and Date

Bank Officer Printed Name and Title